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EXHIBIT 99.1

Arena Pharmaceuticals and Axiom Biotechnologies Sign Binding Letter of Intent for Research Collaboration and Equity Investment by Arena in Axiom

SAN DIEGO — (BW HealthWire) — April 25, 2001 — The Collaborative Research Program Will Begin Immediately, and Arena's Purchase of $2 Million of Axiom Preferred Stock Expected to be Completed by the End of May 2001

Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) ("Arena") and Axiom Biotechnologies Inc. ("Axiom"), a privately-held corporation, today jointly announced the signing of a Binding Letter of Intent encompassing the initiation of a collaborative research program involving Axiom's proprietary RHACE(TM) Technology and Human Cell Bank, as well as the purchase by Arena of $2 million of Axiom's preferred stock. The parties expect to begin the scientific collaboration immediately, with Arena's purchase of Axiom's stock anticipated being finalized in late May 2001, subject to completion of due diligence review satisfactory to Arena and other customary closing conditions.

Under the scientific collaboration, the parties will jointly develop and share information related to the localization of known G protein coupled receptors (GPCRs) within proprietary human cell lines owned by Axiom, while Arena will exclusively own the information related to the localization of orphan GPCRs within these cell lines. Axiom will also profile Arena's several thousand small molecule compounds using the Axiom Human Cell Bank and RHACE technologies, and Arena will have exclusive rights to these data. Additional terms and payment amounts were not provided.

"We are very pleased to be working with a premier biotechnology company like Arena," stated Pandi Veerapandian, Ph.D., Axiom's President and CEO. "This alliance meets our strategic goal of supplementing our internal drug discovery efforts through collaborative programs."

Jack Lief, Arena's President and CEO stated, "A process which will speed up the discovery of compounds to modulate GPCRs is an immense advantage to the pharmaceutical industry." Mr. Lief indicated that "Arena believes that in combination, Axiom's RHACE Technology and Arena's CART Technology can provide such an advantage."

About Axiom Biotechnologies

Axiom Biotechnologies is a privately-held biotechnology company focused on the rapid production of drugs that are more effective and safer, through the application of its proprietary RHACE (Rapid, High-definition Assay for Cellular Efficacy) approach. Axiom's RHACE approach accelerates the process of evolving screening 'hits' to pre-clinical leads by applying an array of proprietary 'hits'-to- leads technologies and assays. Axiom's unique assets include the Axiom Human Cell Bank, a large pharmacologically and genetically characterized collection of human cells, and instrumentation and other technologies for utilizing these cells in drug discovery.

About CART Technology

Arena's CART Technology allows for the direct identification of modulators of GPCRs in a ligand-independent manner, making the technology particularly useful with respect to orphan GPCRs that are estimated to comprise approximately 2% of the human genome. Such ligand independent screening is made possible by genetic alteration of these receptors, using routinely applicable and proprietary genetic cassettes. Arena's CART Technology combines proprietary molecular genetics and screening techniques to develop novel, highly sensitive, high-throughput cell surface receptor assays that are ligand independent.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties, and actual events or results may differ materially from Arena's expectations. Such forward-looking statements include words such as "intends," "will," "plans," "expects," "anticipates," "estimates," "aim" and "believes" or similar statements are forward-looking statements. Important factors that could cause actual results to differ materially from those stated or implied by Arena's forward looking statements due to risks and uncertainties associated with Arena's business include, but are not limited to, the following: future quarterly or annual financial results; the timing, success and cost of preclinical research, out-licensing endeavors and clinical studies, and receipt of additional milestone payments, if any, from collaborators. Additional risk factors that could cause actual results to differ materially from those in Arena's forward looking statements are disclosed in Arena's SEC reports, including but not limited to Arena's Form S-1, most recent quarterly report on Form 10-Q, and most recent annual report on Form 10-K. These forward-looking statements represent Arena's judgment as of the date of this release. Arena disclaims, however, any intent or obligation to update these forward-looking statements.

"Arena Pharmaceuticals" is a registered U.S. trademark of Arena. "Arena" and "CART" are trademarks of the Arena. Arena's headquarters are located at 6166 Nancy Ridge Drive, San Diego, CA 92121. Arena's telephone number is (858) 453-7200. On the Internet, please refer to Arena's Investor Relations Center at Arena's website: http://www.arenapharm.com for further information.

Axiom's headquarters are located at 3550 General Atomics Court, San Diego, CA 92121. Axiom's telephone number is (858) 455-4550. On the Internet, please refer to Axiom's website://www.axiombio.com for further information. SOURCE: Axiom Biotechnologies Inc.

CONTACT:

Axiom Biotechnologies Inc., San Diego

Pandi Veerapandian, 858/455-4500

President and CEO

or

Arena Pharmaceuticals, Inc., San Diego

Jack Lief, 858/453-7200

President and CEO

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